Exhibit 10.16

CALIX NETWORKS, INC.

Non-Employee Director Cash Compensation Policy

1.    General.    The Non-Employee Director Cash Compensation Policy (the “Policy”), as set forth herein, was adopted by the Board of Directors (the “Board”) of Calix Networks, Inc. (the “Company”) on March 2, 2010. The Policy, as set forth herein, is effective as of the completion of the Company’s initial public offering of its common stock (the “Effective Date”).

2.    Annual Cash Compensation.    Each member of the Board who is not employed by the Company or one of its affiliates (a “Non-Employee Director”) shall be entitled to an annual retainer fee payable in cash with the amount determined pursuant to the following table (such amount, the “Annual Retainer”):

Position	Annual Retainer
Chairman of the Board	$55,000
Chairman, Audit Committee	$52,000
Chairman, Compensation Committee	$50,000
Chairman, Nominating and Governance Committee	$45,000
Committee Member who is not a Committee Chair	$40,000
Member of the Board who does not serve on a Committee	$35,000

3.    Timing of Payment.    Annual Retainers payable hereunder shall be paid in quarterly installments that are pro-rated for any partial period of service. For the avoidance of doubt, any Annual Retainer earned hereunder will be paid prior to the fifteenth day of the third month following the end of the calendar year during which such Annual Retainer was earned.

4.    Policy Subject to Amendment, Modification and Termination.    This Policy may be amended, modified or terminated by the Board in the future at its sole discretion. Without limiting the generality of the foregoing, the Board hereby expressly reserves the authority to terminate this Policy during any year up and until the election of directors at a given annual meeting of stockholders.

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